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                                                               Exhibit 11



Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 18, 1997, relating to the financial statements and financial highlights appearing in the May 31, 1997
Annual Report to Shareholders of Performance Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Experts," and "Financial Statements" in the Statement of Additional Information.


PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York
September 24, 1997